Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONSTELLATION PUMPS CORPORATION

Constellation Pumps Corporation, a corporation organized and existing under the laws and by virtue of the Delaware General Corporation Law (“DGCL”) does hereby certify:

1. That the original Certificate of Incorporation of Constellation Pumps Corporation (the “Corporation”) was filed with the Secretary of State of the State of Delaware on February 25, 1998 (the “Certificate of Incorporation”).

2. This Amended and Restated Certificate of Incorporation (i) restates, integrates and further amends the Corporation’s Certificate of Incorporation by, among other things, amending ARTICLE FOURTH, (ii) was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and (iii) was approved by written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the DGCL (prompt notice of such action having been or to be given to those stockholders who did not consent in writing).

3. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is:

CONSTELLATION PUMPS CORPORATION

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Eighty Million Five Hundred Thousand (80,500,000), consisting solely of: (a) Eighty Million (80,000,000) shares of Common Stock, $.001 par value per share (the “Common Stock”) and (b) Five Hundred Thousand (500,000) shares of Preferred Stock (the “Preferred Stock”), of which Two Hundred Ninety Three Thousand (293,000) shares shall be designated Series A Convertible Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”).

Following is a statement of the designations, powers, privileges and rights and the qualifications, limitations and restrictions, in respect of each class of capital stock of the Corporation.

A.	PREFERRED STOCK.

1. Preferred Stock Generally.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior, equal or junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, no vote of the holders of the Preferred

Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

2. Series A Preferred Stock.

2.1. Conversion.

(a) Qualified Public Offering. Each share of Series A Preferred Stock outstanding shall be converted automatically and without further action into shares of Common Stock, immediately upon the closing of a public offering of shares of the Corporation’s (or any successor corporation) Common Stock pursuant to an effective registration statement on Form S-1, or successor form, of the Securities and Exchange Commission, that results in not less than $50,000,000 of proceeds to the Corporation (exclusive of underwriting discounts, and commissions and expenses) and as to which the public offering price per share of Common Stock shall equal not less than $10.00 (adjusted for any splits, recapitalizations or the like) (an “IPO”). The number of fully paid and non-assessable shares of the Corporation’s Common Stock into which each share of Series A Preferred Stock shall be converted shall be equal to the quotient obtained by dividing (1) the Series A Original Issue Price as defined below (subject to adjustment upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification, recapitalization or other similar change with respect to the Series A Preferred Stock) by (2) the price at which a share of Common Stock is sold to the public in the IPO (the “Series A Conversion Price”). The number of shares shall be rounded to the nearest whole share and no cash shall be paid in lieu of the issuance of fractional shares of Common Stock. “Series A Original Issue Price” shall mean $1,000.00 per share.

(b) Mechanics of Automatic Conversion. Upon any automatic conversion of shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 2.1, the holders of such converted shares shall surrender the certificates formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock were so converted. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates formerly evidencing the converted shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnify the Corporation from any loss incurred by it in connection therewith.

(c) Reservation of Shares. The Corporation shall reserve, and at all times from and after the date of the Series A Original Issue Date use its best efforts to keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock as well as any securities convertible into shares of Series A Preferred Stock outstanding on the Series A Original Issue Date, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

2.2. Liquidation.

(a) Generally. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Series A Preferred Stock shall be entitled to receive, before any payment shall be made to the holders of Common Stock and any other class or series not expressly senior to or pari passu with the Series A Preferred Stock (the “Junior Stock”) and after payment of all creditor claims or liquidation preferences of any senior stock then existing, out of the assets of the Corporation available for distribution to its stockholders with respect to each share of Series A Preferred Stock, an amount equal to the Series A Original Issuance Price (subject to adjustment upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification, recapitalization or other similar change with respect to the Series A Preferred Stock) plus any declared and unpaid dividends. If, upon any Liquidation, the Corporation’s assets to be distributed among the holders of the Series A Preferred Stock and any pari passu stock are insufficient to permit payment to such holders of the full amount to which they are entitled hereunder, then the entire assets to be distributed shall be distributed ratably among such holders in proportion to the respective amounts of applicable Liquidation preference amounts to which they would otherwise be entitled. Any amounts payable in accordance with this Section 2.2 in respect of a share of Series A Preferred Stock shall be referred to as the “Series A Liquidation Preference.”

(b) Deemed Liquidations. The following events shall be regarded as a liquidation for purposes of this Section 2.2: (i) any consolidation or merger of the Corporation with or into any other person(s) or entity(ies) (other than a consolidation or merger in which the Corporation is the surviving corporation and upon consummation of which the holders of voting securities of the Corporation immediately prior to such transaction continue to own, directly or indirectly, securities representing not less than fifty percent (50%) of the voting power of the Corporation, as the surviving corporation, immediately following such transaction), (ii) any sale of all or substantially all of the property and assets of the Corporation (in a single transaction or series of related transactions), (iii) a sale or other disposition (not including to an affiliate of a holder) of securities representing more than fifty percent (50%) of the voting power (in a single transaction or series of related transactions) of the Corporation (whether issued and outstanding, newly issued or from treasury, or any combination thereof) (other than bona fide equity financings to provide capital to the Corporation) or (iv) any other similar transaction or series of related transactions, the effect of which is that the holders of the voting securities of the Corporation immediately prior to such transaction no longer own directly or indirectly, securities representing not less than fifty percent (50%) of the voting power of the Corporation immediately following such transaction or transactions, as the case may be (other than bona fide equity financings to provide capital to the Corporation). For purposes of Section 2.1 and this Section 2.2, a sale (whether in a single transaction or a series of related transactions) of substantially all of the property and assets of the Corporation shall mean the sale, lease, transfer or other disposition to a non-affiliate of the Corporation, other than in the ordinary course of business, of more than sixty percent (60%) of such assets (excluding a sale of assets which includes only accounts receivable), as determined by reference to the fair market value of each of the then assets of the Corporation.

(c) Non-Cash Distributions. In the event of a liquidation, dissolution, or winding-up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of shares of Series A Preferred Stock, such holders shall be entitled to a distribution of such assets equal in value to the relative liquidation preference and other distribution rights stated in Section 2.2. In the event that such distribution to the holders of shares of Series A Preferred Stock shall include any assets other than cash, the Board of Directors shall first determine in good faith and with due care the value of such assets for such purpose, and shall notify all holders of shares of Series A Preferred Stock of such determination. The value of such assets for purposes of the distribution under this Section 2.2(c) shall be the value as so determined by the Board of Directors. If any distribution of assets includes assets other than cash, then each stockholder entitled to a liquidating distribution shall receive such stockholder’s pro rata portion of each type of asset being distributed, in accordance with such stockholder’s total entitlement on Liquidation.

(d) Valuation of Assets Available for Distribution. In the absence of the consummation of any transaction that specifies a value per share of Common Stock, the determination of the value of any assets available for distribution shall be conclusively made by the Board of Directors, who may utilize an independent valuation.

2.3. Voting Rights.

The Series A Preferred Stock shall be non-voting stock; provided, however, that each share of Series A Preferred Stock shall entitle the holder thereof to one vote on matters requiring a separate class vote as required by DGCL and on such basis as a separate class vote on any action that proposes to alter or change the designation or the powers, preferences or rights, or the qualifications, limitations or restrictions of, the Series A Preferred Stock, including the amendment, alteration or repeal of any provision of this Amended and Restated Certificate of Incorporation or bylaws of the Corporation in a manner that adversely affects the holders of shares of the Series A Preferred Stock; provided, further however, that the issuance of additional shares of capital stock of the Corporation of any class or seniority shall not be considered an adverse event giving rise to a right to vote under this Section 2.3.

2.4. Dividends.

Holders of Series A Preferred Stock, in preference to the holders of any Junior Securities, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, dividends at the rate of the London Interbank Offered Rate plus two and one-half percent (Libor plus 2.5%) of the Series A Original Purchase Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per annum on each outstanding share of Series A Preferred. Such dividends shall be payable only when, as and if declared by the Board, shall be non-cumulative, and shall be paid, at the Corporation’s option, in cash, additional shares of Series A Preferred Stock; or a combination thereof; provided, however, that any payment of cash dividends by the Corporation shall be made only in accordance with the terms of any credit agreement containing covenants providing for dividend restrictions.

B.	COMMON STOCK.

1. Terms Applicable to Common Stock.

1.1. Dividend and Other Rights of Common Stock.

(a) Ratable Treatment. Except as specifically otherwise provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The Corporation shall not subdivide or combine any shares of Common Stock, or pay any dividend or retire any share or make any other distribution on any share of Common Stock, or accord any other payment, benefit or preference to any share of Common Stock, except by extending such subdivision, combination, distribution, payment, benefit or preference equally to all shares of Common Stock.

(b) Dividends. Subject to the rights of the holders of Preferred Stock, if any, the holders of Common Stock shall be entitled to dividends out of funds legally available therefor, when declared by the Board of Directors in respect of Common Stock, and, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock.

1.2. Voting Rights of Common Stock. Except as otherwise provided by law or this Amended and Restated Certificate of Incorporation, the holders of Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Corporation for vote, consent or approval, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder.

C.	PROVISIONS OF COMMON APPLICATION.

1. Registration of Transfer. The Corporation will keep at its principal executive offices a register for the registration of Preferred Stock and Common Stock. Upon the surrender of any certificate representing Preferred Stock or Common Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock or Common Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Preferred Stock or Common Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates will be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance, unless such issuance is made in connection with a transfer of Preferred Stock or Common Stock, in which case the transferring holder will pay all taxes arising from such transfer.

2. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of and indemnification by the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock or Common Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock or number of shares of Common Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

3. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed properly delivered if either personally delivered or sent by overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid, to the recipient (a) in the case of any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder) and (b) in the case of the Corporation, at its principal executive offices. Any such notice shall be effective (i) if delivered personally or by telecopier, when received prior to 5:00 P.M. EST (and, if later, on the next succeeding business day), (ii) if sent by overnight courier, when receipted for or refused, and (iii) if mailed when receipted for or refused.

4. Equitable Adjustments. Notwithstanding anything contained herein, all references herein to per share amounts, including numbers of shares and prices per share of a certain class or series of stock, whether in a dollar ($) amount or otherwise, shall be subject to proportionate adjustment in the case of stock splits, stock dividends, combinations, recapitalizations, reorganizations, reclassifications and the like affecting such class or series of stock.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by applicable law, the Bylaws or other organizational documents of the Corporation:

(a) The election of directors need not be by written ballot.

(b) The Board of Directors shall have the power and authority:

(1) to adopt, amend or repeal Bylaws of the Corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the Bylaws; and

(2) subject to any provision of the Bylaws or applicable law, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the Corporation except as conferred by applicable law or authorized by the Bylaws or by the Board of Directors.

SIXTH: No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholders of the Corporation for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director or officer, to the extent such liability is provided by applicable law (but subject to the terms of any employment agreement applicable to such director or officer), (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

If the DGCL or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors and/or officers of the Corporation, then the liability of a director or officer of the Corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director or officer provided by the foregoing provisions of this Article Sixth.

Any repeal of or amendment to this Article Sixth shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing at the time of such repeal or amendment.

SEVENTH: To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

To the extent permitted by law, the Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Corporation may advance expenses (including attorneys’ fees) incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in defending any action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board deems appropriate.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: In the event that a director of the Corporation who is also a holder, or a partner or employee of a holder, of Series A Preferred Stock or Common Stock, or an entity affiliated with a holder of Series A Preferred Stock or Common Stock (including a management company providing investment or other management services to a holder of Series A Preferred Stock or Common Stock), or who is a person designated by a holder of Series A Preferred Stock or Common Stock under any stockholders’ agreement to be a director of the Corporation, acquires knowledge of a matter which may be a corporate opportunity for both the Corporation and such holder of Series A Preferred Stock or Common Stock, such person shall to the fullest extent permitted by law be considered to have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such matter constituted a corporate opportunity that should have been presented to or reserved for the benefit of the Corporation, if such opportunity was not expressly offered to such person solely in his or her capacity as a director of the Corporation with the explicit condition that such opportunity was intended for the exclusive benefit of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by John A. Young, its President and Chief Executive Officer this 22 day of May 2003.

CONSTELLATION PUMPS CORPORATION

/s/ John A. Young
John A. Young